Exhibit 4(a)17

NOVATION AGREEMENT

This Novation Agreement (the “Agreement”) is made this 24th day of November, 2008 among:

Suny Telecom Ltd., a company incorporated in Israel with its principal place of business at 48 Segula Street 49277, Israel (“Suny”);

Scailex Corporation Ltd., a company incorporated in Israel with its principal place of business at 48 Segula Street 49277, Israel (“Scailex”); and

Samsung Electronics Co. Ltd., a company incorporated in Korea with its principal place of business at ______________ (“Samsung”).

(a) THE PARTIES AGREE TO THE FOLLOWING FACTS:

1.

Samsung has entered into certain contracts with Suny, namely: GSM Mobile Station Distributorship Agreement on February 27, 2001; and CDMA Mobile Station Distributorship Agreement on July 10th, 1998. The Term “The Contracts,” as used in this Agreement, means the above contracts or any other arrangements that arise from or are related to the above contracts, including all modifications and/or amendments made between Samsung and Suny before the effective date of this Agreement. The Contracts, including their applicable amendments, are attached hereto as Appendix A and Appendix B, respectively.

2.	Scailex assumes all obligations and liabilities of Suny under the Contracts by this Agreement.

3.	Scailex is in a position to fully perform all obligations as they may exist under the Contracts.

4.	It is consistent with Samsung’s interest to recognize Scailex as successor party to the Contracts.

(b) IN CONSIDERATION OF THESE FACTS, THE PARTIES AGREE THAT BY THIS AGREEMENT

1.

Suny confirms the transfer of all its rights and obligations under the Contracts to Scailex, and waives any claims and rights against Samsung that it now has or may have in the future in connection with the Contracts.

2.

Scailex agrees to be bound by and to perform each and all of the Contracts in accordance with the terms and conditions contained in the Contracts. Scailex also assumes all obligations and liabilities of, and all claims against, Suny under the Contracts as if Scailex were the original party to the Contracts.

3.	Scailex ratifies all previous actions taken by Suny with respect to the Contracts, with the same force and effect as if the actions had been taken by Scailex.

4.

Samsung agrees that Scailex is Suny’s successor in the interest in and to the Contracts and assignee of all rights and obligations under the Contracts, so that Scailex, by the Agreement, becomes entitled to all rights, titles, and interests of Suny in and to the Contracts as if Scailex were the original party to the Contracts. Each party hereby represents and warrants vis-à-vis the other party that as of the date hereof, neither party is aware of any material claim or allegation or potential material claim or allegation against the other party in connection with or with respect to the Contracts. For the avoidance of doubt, the parties recognize that they may have non-material claims or allegations against each other in the ordinary course of business (i.e., the commercial relationship between them).

5.	Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of Samsung against Suny.

6.

Suny Electronics Ltd. guarantees payment of all liabilities and the performance of all obligations that Scailex (i) assumes under this Agreement; or (ii) may undertake in the future should the Contracts be modified under their terms and conditions. Suny waives notice of, and consents to, any such future modifications.

7.	The Contracts shall remain in full force and effect, except as modified by this Agreement.

8.

This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws provisions thereof. All disputes, controversies or differences which may arise out of, in connection with or in relation to this Agreement shall be settled amicably and promptly by mutual consultation among the parties hereto. In the event of the failure of such amicable settlement, any and all disputes shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English and take place in the respondent party’s country. The award of arbitration shall be final and binding upon the parties hereto.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above mentioned.

Samsung Electronics Co., Ltd.		Suny Telecom Ltd.

By:	Chiwon Suh	By:	Landau; Rachim
Title:	President, MEA HQ	Title:	CEO; CFO
Date:	21 Dec 2008	Date:	Nov 24, 2008

Scailex Corporatioion Ltd.		Suny Electronics Ltd. (with respect to Article 5-7 above only)

By:	Shachar; Rachim	By:	Landau; Rachim
Title:	CEO; CFO	Title:	CEO; CFO
Date:	Nov. 24, 2008	Date:	Nov 24, 2008

Appendix A

[See Exhibit 4(a)15 of this Amendment No. 1 to Form 20-F/A]

Appendix B

[See Exhibit 4(a)16 of this Amendment No. 1 to Form 20-F/A]